Exhibit 99.1

PRESS RELEASE	Dataram Contact:

Marc P. Palker
Chief Financial Officer
609-799-0071
info@dataram.com

DATARAM ANNOUNCES THE REFINANCING OF ITS REVOLVING CREDIT LINE AND THE COMPLETION OF A SALE OF EQUIPMENT

PRINCETON, N.J. November 8, 2013— Dataram Corporation (NASDAQ: DRAM) announced today it has signed a Financing Agreement (“The Financing Agreement”) with Rosenthal and Rosenthal, Inc. The Financing Agreement provides for a revolving loan with a maximum borrowing capacity of $3,500,000. The loans under the Financing Agreement mature on November 30, 2016 unless such Financing Statement is either earlier terminated or renewed. Loans outstanding under the Financing Agreement will bear interest at a rate of the Prime Rate (as defined in the Financing Agreement) plus 3.25% (the “Effective Rate”) or on Over-advances (as defined in the Financing Agreement), if any, at a rate of the Effective Rate plus 3%. The Financing Agreement contains other restrictive covenants, including, among others, covenants limiting our ability to incur indebtedness, guarantee obligations, sell assets, make loans, enter into mergers and acquisition transactions and declare or make dividends. Borrowings under the Financing Agreement are collateralized by substantially all the assets of the Company. The funds will provide working capital to the Company.

At the same time, the Company entered into a financing arrangement with David Sheerr (“Sheerr”), structured as a sale lease-back. Pursuant to the arrangement, the Company sold certain equipment and furniture located at its facility at 130 Corporate Drive, Montgomeryville, PA 18936 (the “Montgomeryville Facility”) to Sheerr in consideration for a reduction of $500,000 in the remaining principal balance of an outstanding promissory note owed to Sheerr, which promissory note was amended and restated (the “Amended and Restated Note and Security Agreement”). As additional security for the Amended and Restated Note and Security Agreement, the Company collaterally assigned to Sheerr its lease to the Montgomeryville Facility pursuant to a Collateral Assignment of Tenant’s Interest in Lease (the “Collateral Assignment”).

Simultaneously, the Company leased the equipment and furniture back from Sheerr pursuant to an Equipment and Furniture Lease Agreement (the “Lease”). The Lease has a 5 year term, and provides the Company with the option to extend the term for an additional 2 years.

John H. Freeman, Dataram’s President and CEO commented, “These are steps we are taking in a program to strengthen our balance sheet, reduce expenses and have working capital available to support large recent wins and to position Dataram for future growth.”

ABOUT DATARAM CORPORATION

Founded in 1967, Dataram is a worldwide leader in the manufacture of high-quality computer memory, storage and software products. Our products and services deliver IT infrastructure optimization, dramatically increase application performance and deliver substantial cost savings. Dataram solutions are deployed in 70 Fortune 100 companies and in mission-critical government and defense applications around the world. For more information about Dataram, visit www.dataram.com.

The information provided in this press release may include forward-looking statements relating to future events, such as the development of new products, pricing and availability of raw materials or the future financial performance of the Company. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the price of memory chips, changes in the demand for memory systems, increased competition in the memory systems industry, order cancellations, delays in developing and commercializing new products and other factors described in the Company's most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission, which can be reviewed at http://www.sec.gov.